CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$100,000,000	$13,640

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$100,000,000

Barclays ETN+ Shiller CAPETM ETNs

This pricing supplement relates to Barclays ETN+ Shiller CAPETM Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The return of the ETNs is linked to the performance of the Shiller Barclays CAPETM US Core Sector Index (the “Index”). The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index less an investor fee. The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $50

Inception and Issue Dates: The ETNs were first sold on October 10, 2012 (the “inception date”) and are expected to be first issued on October 15, 2012 (the “issue date”).

Maturity Date: October 12, 2022

Secondary Market and ISIN: We have applied to list the ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “CAPE”. If our application is approved to the extent that the ETNs are listed and an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

CUSIP Number: 06742A669

ISIN: US06742A6698

Underlying Index: The return on the ETNs is linked to the performance of the Index. The Index seeks to provide a notional long exposure to the top four relatively undervalued US equity sectors that also exhibit relatively strong price momentum. The Index incorporates the CAPE (Cyclically Adjusted Price Earnings) ratio to assess equity market valuations of nine sectors on a monthly basis and to identify the relatively undervalued sectors represented in the S&P 500®. The S&P 500® is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The Index then selects the top four undervalued sectors that possess relatively stronger price momentum over the past twelve months and allocates an equally weighted notional long position in the total return version of the S&P Select Sector Indices (each, a “Sector Index”) corresponding to the selected sectors. We refer herein to the Sector Indices represented in the Index at any given time collectively as the “Index Constituents”. The Index Constituents are calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “sector index sponsor”).

The Index is a proprietary index developed, owned and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The level of the Index is reported on Bloomberg page “BXIICCST <Index>”.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Closing Indicative Value: The closing indicative value for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. An “index business day” is a day which is a New York Stock Exchange trading day and a NASDAQ Exchange trading day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Daily Index Factor: The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee: The investor fee on the initial valuation date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year.

Because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Cover Page, continued

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date. You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

Redemption Date: In the case of holder redemption, a redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Valuation Date: A valuation date means each index business day from October 10, 2012 to October 4, 2022, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to October 10, 2012 as the “initial valuation date” and October 4, 2022 as the “final valuation date”.

Trading Day: A trading day with respect to the ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the markets on which the equity securities underlying the Index Constituents are traded, in each case as determined by the calculation agent in its sole discretion.

Sale to Public: We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the ETNs. Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent Pending

Pricing Supplement dated October 10, 2012

Issued in denominations of $50.00

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-9
THE INDEX	PS-15
VALUATION OF THE ETNS	PS-34
SPECIFIC TERMS OF THE ETNS	PS-35
CLEARANCE AND SETTLEMENT	PS-39
USE OF PROCEEDS AND HEDGING	PS-39
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-40
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-43
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays ETN+ Shiller CAPETM Exchange Traded Notes (the “ETNs”) linked to the performance of the Shiller Barclays CAPETM US Core Sector Index (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Index. The Index seeks to provide a notional long exposure to the top four relatively undervalued US equity sectors (each, a “Sector”) that also exhibit relatively strong price momentum. The Index incorporates the CAPE (Cyclically Adjusted Price Earnings) ratio to assess equity market valuations of nine sectors on a monthly basis and to identify the relatively undervalued sectors represented in the S&P 500®. The Index then selects the top four undervalued sectors that possess relatively stronger price momentum over the past twelve months and allocates an equally weighted notional long position in the total return version of the S&P Select Sector Indices (each, a “Sector Index”) corresponding to the selected sectors.

The S&P 500® is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. We refer herein to the Sector Indices represented in the Index at any given time collectively as the “Index Constituents”. The Index Constituents are calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index component sponsor”).

The Index is calculated, maintained and published by Barclays Bank PLC (in such capacity, the “index sponsor”). The level of the Index is reported on Bloomberg page “BXIICCST <Index>”.

The ETNs will be issued in denominations of $50.00.

Inception, Issuance and Maturity

The ETNs were first sold on October 10, 2012, which we refer to as the “inception date”. The ETNs are expected to be first issued on October 15, 2012, and will be due on October 12, 2022.

Payment at Maturity or Upon Holder Redemption or Issuer Redemption

If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN equal to the closing indicative value on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative value on the applicable valuation date.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

The “closing indicative value” for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The “daily index factor” on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” on the initial valuation date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year.

An “index business day” is a day which is a New York Stock Exchange trading day and a NASDAQ Exchange trading day.

A “valuation date” means each index business day from October 10, 2012 to October 4, 2022, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five trading days. We refer to October 10, 2012 as the “initial valuation date” and October 4, 2022 as the “final valuation date”.

A “trading day” is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the markets on which the equity securities underlying the Index Constituents are traded, in each case as determined by the calculation agent in its sole discretion.

A “redemption date” is:

•

In the case of holder redemption, the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

•

In the case of issuer redemption, the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

We will not pay you interest during the term of the ETNs.

For a further description of how your payment at maturity or redemption will be calculated, see “—Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment—If the level of the Index decreases or does not increase sufficiently to offset any negative effect of the investor fee, you may receive less than your original investment in the ETNs at maturity or upon early redemption.

•

Issuer Redemption—Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity.

•

Market and Volatility Risk—The return on the ETNs is linked to the performance of the Index which, in turn, is comprised of the total return versions of the Sector Indices, each of which is comprised of equity securities included in the S&P 500®. Equity security prices may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•

A Trading Market for the ETNs May Not Exist—We plan to apply to list the ETNs on NYSE Arca but we cannot guarantee that such application will be approved and a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs. If they do, however, they are not required to do so and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You are willing to accept the risk of market fluctuations in general and fluctuations in the performance of the Index and any of the Sector Indices that comprise the Index specifically.

•	You believe the value of the Index will increase by an amount sufficient to offset the investor fee during the term of the ETNs.

•	You seek an investment with a return linked to the performance of the Index.

•	You do not seek current income from this investment.

•	You do not seek a guaranteed return of principal.

•	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to market fluctuations in general and fluctuations in the performance of the Index and any of the Sector Indices that comprise the Index specifically.

•	You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

•	You are not comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid derivative contract with respect to the Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, the ETNs should be treated as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in your ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” below.

Hypothetical Examples

The following examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level for the Index of 1,000.00. We have included two examples in which the Index has increased by approximately 34.39% at maturity (reflecting an annualized Index return of 3.00%), an examples in which the Index has decreased by approximately 26.26% at maturity (reflecting an annualized Index return of -3.00%), and an example in which the Index has increased by approximately 2.53% (reflecting an annualized Index return of 0.25%). These examples highlight the effect of the investor fee in different circumstances. The level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 10 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the formula indicated in this pricing supplement.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Yearly Fee	Days	Principal	Starting Index Level
0.45%	365	$50.00	1,000.00

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,030.00	3.00%	$0.23	$0.23	$51.28
2	1,060.90	3.00%	$0.23	$0.46	$52.58
3	1,092.73	3.00%	$0.24	$0.69	$53.92
4	1,125.51	3.00%	$0.24	$0.94	$55.30
5	1,159.27	3.00%	$0.25	$1.18	$56.71
6	1,194.05	3.00%	$0.26	$1.44	$58.15
7	1,229.87	3.00%	$0.26	$1.70	$59.64
8	1,266.77	3.00%	$0.27	$1.97	$61.16
9	1,304.77	3.00%	$0.28	$2.24	$62.72
10	1,343.92	3.00%	$0.28	$2.53	$64.32

		Total Index Return		34.39%
		Annualized Index Return		3.00%
		Annualized ETN Total Return		2.55%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,080.00	8.00%	$0.23	$0.23	$53.78
2	1,166.40	8.00%	$0.24	$0.47	$57.84
3	1,259.71	8.00%	$0.26	$0.73	$62.20
4	1,360.49	8.00%	$0.28	$1.01	$66.90
5	1,469.33	8.00%	$0.30	$1.31	$71.95
6	1,439.94	-2.00%	$0.32	$1.63	$70.19
7	1,411.14	-2.00%	$0.32	$1.95	$68.47
8	1,385.18	-1.84%	$0.31	$2.26	$66.90
9	1,371.33	-1.00%	$0.30	$2.56	$65.93
10	1,343.90	-2.00%	$0.30	$2.85	$64.31

		Total Index Return		34.39%
		Annualized Index Return		3.00%
		Annualized ETN Total Return		2.55%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	970.00	-3.00%	$0.23	$0.23	$48.28
2	940.90	-3.00%	$0.22	$0.44	$46.61
3	912.67	-3.00%	$0.21	$0.65	$45.00
4	885.29	-3.00%	$0.20	$0.85	$43.45
5	858.73	-3.00%	$0.20	$1.05	$41.95
6	832.97	-3.00%	$0.19	$1.24	$40.50
7	807.98	-3.00%	$0.18	$1.42	$39.11
8	783.74	-3.00%	$0.18	$1.60	$37.76
9	760.23	-3.00%	$0.17	$1.77	$36.45
10	737.42	-3.00%	$0.16	$1.93	$35.20

		Total Index Return		-26.26%
		Annualized Index Return		-3.00%
		Annualized ETN Total Return		-3.45%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,002.50	0.25%	$0.23	$0.23	$49.90
2	1,005.01	0.25%	$0.22	$0.45	$49.80
3	1,007.52	0.25%	$0.22	$0.67	$49.70
4	1,010.04	0.25%	$0.22	$0.90	$49.60
5	1,012.56	0.25%	$0.22	$1.12	$49.50
6	1,015.09	0.25%	$0.22	$1.34	$49.40
7	1,017.63	0.25%	$0.22	$1.57	$49.30
8	1,020.18	0.25%	$0.22	$1.79	$49.21
9	1,022.73	0.25%	$0.22	$2.01	$49.11
10	1,025.28	0.25%	$0.22	$2.23	$49.01

		Total Index Return		2.53%
		Annualized Index Return		0.25%
		Annualized ETN Total Return		-0.20%

RISK FACTORS

The ETNs are unsecured promises of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index, the Index Constituents or the equity securities underlying the Index Constituents. See “The Index” as well as the Index-specific sections in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

The Value of the Index Will Depend Upon the Success of the Index in Dynamically Allocating Among the Sector Indices

The Index seeks to provide investors with exposure to different Sectors by dynamically allocating among the Sector Indices. Each month, the Index selects four Sectors for inclusion in the Index based upon their Relative CAPE Indicator and a price momentum factor, each as described under “The Index” below. The four selected Sectors, represented by corresponding Sector Indices, are included as the Index Constituents in the Index and are equally weighted to comprise 25% of the notional long position of the Index.

There can be no assurance, however, that a notional investment in Sectors with a lower Relative CAPE Indicator and higher price momentum will increase or perform better than Sectors with a higher Relative CAPE Indicator and a lower price momentum. It is possible that the Sector Indices selected at any time for inclusion in the Index will decrease and cause the level of the Index to fall. Additionally, the Sector Indices included in the Index may underperform and produce lower returns than an investment in a diversified portfolio of assets or a different combination of Sector Indices. Accordingly, there is no assurance that the Index will outperform any alternative index that might be employed in respect of the Sectors or a diversified portfolio.

The Value of the Index Will Depend Upon the Performance of the Index Constituents Included in the Index

While the Index is designed to provide exposure to four Sectors, each represented by a Sector Index, the level of the Index will continue to depend, in large part, on the performance of the Sector Indices that comprise the Index Constituents over the term of your ETNs. Even if the Index is successful in dynamically allocating among the Sectors, the value of the Index may fall as a result of a decline in the level of the Index Constituents.

The Index Allocates to the Sector Indices in Accordance with Pre-Defined Weightings That May Not Be Optimal

The four Sector Indices selected for inclusion in the Index on a monthly basis will comprise 100% of the Index. The four Sector Indices selected as the Index Constituents are equally weighted notional long positions (i.e., a weight of 25% in each Sector Index). Therefore, even if the Index is optimal in allocating to the Sectors that will offer positive returns over the term of the ETNs, the pre-defined weightings among the Sector Indices as specified herein may not be the most optimal allocations at any given moment over the term of your ETNs. Therefore, there is no assurance that the weightings determined by the Index will outperform any alternative Index or investment that might reflect different weighting of the Index Constituents.

The Policies of the Index Sponsor and the Sector Index Sponsor and Changes That Affect the Composition and Valuation of the Index and the Index Constituents Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the index sponsor concerning the calculation of the value of the Index and the policies of the sector index sponsor concerning the calculation of the value of the Index Constituents, and any additions, deletions or substitutions of underlying assets and the manner in which changes affecting the underlying assets are reflected in the Index Constituents, could affect the value of the Index and, therefore, the amount payable on your ETNs at maturity and the market value of your ETNs prior to maturity. Additionally, the sector index sponsor may discontinue or suspend dissemination of the Index Constituents. Any of these actions could adversely affect the value of your ETNs. The index sponsor and sector index sponsor have no obligation to consider your interests in calculating or revising the Index or the Index Constituents.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully below under “The Index—Modifications to the Index”.

The Index Has Limited Historical Information

The Index was launched on October 5, 2012. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “The Index—Historical and Hypothetical Historical Performance of the Index” is a historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Because the Index is of recent origin and limited or no historical performance data exists with respect to it, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

Historical Values of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity, may bear little relation to the historical value of the Index.

As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed under “The Index—Modifications to the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances, including upon the occurrence of an index market disruption event or force majeure event, to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

In addition, the Index or the Index Constituents could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on the Index) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any of these events could adversely affect the Index or the Index Constituents and, correspondingly, could adversely affect the value of the ETNs.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs. Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following delivery of the issuer redemption notice.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. As a result, the maturity date or a redemption date could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in this pricing supplement.

Even If the Level of the Index at Maturity or Upon Early Redemption Is Greater than it Was on the Inception Date, You May Receive Less than the Principal Amount of Your ETNs Due To the Investor Fee

Since the investor fee reduces the amount of your return at maturity or upon early redemption, the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year. Therefore, if the Index level does not increase or the increase in the level of the Index is insufficient to offset the negative effect of the investor fee or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Equity Securities Included in the Index Constituents

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the equity securities included in the Index Constituents may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500® or the Index Constituents or of any dividends or distributions relating to such securities.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on a redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the Index Constituents and Index will affect the market value of the ETNs more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•

prevailing market prices and forward volatility levels of the stock markets on which the equity securities included in the Index Constituents are listed or traded, the equity securities included in the Index Constituents, and prevailing market prices of options on the Index, any of the Index Constituents or any of the equity securities included in the Index Constituents or any other financial instruments related to the Index, any of the Index Constituents or any of the equity securities included in the Index Constituents;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•

economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the stock markets on which the equity securities included in the Index Constituents are listed or traded, the equity securities included in Index Constituents, and the Index or Index Constituents;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we plan to apply to list the ETNs on NYSE Arca, we cannot guarantee that such application will be approved and a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we intend to sell a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Equity Securities Underlying Any of the Index Constituents or Instruments Linked to the Index, the Index Constituents or to the Equity Securities Underlying the Index Constituents May Also Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling equity securities underlying the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Index Constituents or the equity securities underlying the Index Constituents, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of those instruments and, therefore, the levels of the Index, the market value of the applicable series of ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Index Constituents or the equity securities underlying the Index Constituents on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the level of the Index Constituents or the Index, the market price of those instruments and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” below for more details.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the equity securities included in the Index Constituents, futures or options on the Index, the Index Constituents or any of the equity securities included in the Index, or other derivative instruments with returns linked to the performance of the Index, the Index Constituents or any of the equity securities included in the Index that are not for the account of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index Constituents or the Index, could be adverse to the interests of the holders of the ETNs. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the equity securities included in the Index Constituents and equity securities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the equity securities included in the Index Constituents and the level of the Index and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event or force majeure event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until early redemption or maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the Index. In such case, you could be required to recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index, and could be required to recognize capital gain or loss, at least a portion of which could be short-term capital gain or loss, in respect of a portion of your ETNs each time the Index rebalances.

Certain alternative U.S. federal income tax characterizations of the ETNs could also affect non-U.S. holders. For example, amounts paid with respect to the ETNs (and particularly any value received that relates to dividends paid by the equity securities underlying the Index Constituents) may be subject to U.S. federal income tax withholding at a rate of 30%, or potentially a lower rate that is available by reason of any applicable income tax treaty. It is also possible that the U.S. Internal Revenue Service and the U.S. Treasury Department could issue guidance that could cause payments made on the ETNs to be subject to U.S. federal income tax withholding. In particular, the U.S. Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of the ETNs as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). Non-U.S. holders could also be required to make certain certifications with respect to the ETNs in order to avoid or minimize such withholding obligations, and could be subject to withholding (subject to a potential right to claim a refund from the U.S. Internal Revenue Service) if such certifications were not received or were not satisfactory.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

THE INDEX

Overview

The Shiller Barclays CAPETM US Core Sector Index (the “Index”) incorporates the principles of long-term investing distilled by Dr. Robert Shiller and expressed through the CAPE (Cyclically Adjusted Price Earnings) ratio (the “CAPE Ratio”) described below. The classic CAPE Ratio is used to assess equity market valuations and averages ten years of reported earnings to account for earnings and market cycles. In other words, the CAPE Ratio is a value indicator used to measure the long-term value of assets. The Index uses a modified version of the classic CAPE Ratio, referred to herein as the “Relative CAPE Indicator”, that is applied to certain defined data sets relating to US equity sectors and makes some small adjustments to the classic model. In addition to the Relative CAPE Indicator, the Index uses a price momentum factor to identify sectors with recent positive momentum over the previous twelve months. Although there can be no assurance that it will be successful, the price momentum factor attempts to mitigate the effect of the situation commonly referred to as the “value trap”, where a stock that appears to be relatively undervalued based on value indicators such as the ratio of trading price to earnings fails to provide a positive return over time. By using both a value indicator and a momentum indicator, the Index aims to provide more stable and improved risk-adjusted returns.

The Index aims to gain exposure to the top four US Sectors (as defined below) that are relatively undervalued as defined by the Relative CAPE Indicator and possess relatively stronger price momentum over the prior twelve months. Each Sector is represented in the Index by a Sector Index (as defined below), which is an S&P Select Sector Index. The Sector Indices are comprised of equity securities of all companies included in the S&P 500® that are classified as members of the relevant Sector generally according to the Global Industry Classification Standard (“GICS”). Two of the GICS sectors, Information Technology and Telecommunication Services, have been combined to form the Select Sector Technology Index. Each month, the Index ranks the nine Sectors based on the Relative CAPE Indicator and a twelve-month price momentum factor according to the ranking methodology described in further detail below. The top four Sectors are represented in the Index for the following month by an equally weighted notional long position in the total return version of the corresponding Sector Indices.

Publication of Index Values

The Index is a proprietary index developed, owned and calculated by Barclays Bank PLC (the “index sponsor”). The value of the Index is calculated in accordance with the method described in “—Calculation of the Index” below. The index sponsor calculates the level of the Index on each index business day with respect to the prior index business day and publishes it on the Index page at www.barcap.com/indices, or any successor website thereto. The Index is also reported by Bloomberg page under the ticker symbol “BXIICCST” or any successor thereto.

An “index business day” is a day which is a New York Stock Exchange trading day and a NASDAQ Exchange trading business day.

The CAPE Ratio

The classic CAPE (Cyclically Adjusted Price Earnings) Ratio is a “value” factor and is determined by taking an inflation-adjusted price index of an equity benchmark, such as the S&P 500®, and dividing it by the moving average of the preceding ten years of equity benchmark earnings, which in this case would be the S&P 500® real reported earnings (i.e., reported earnings adjusted for inflation), where the U.S. Consumer Price Index is used to adjust for inflation. Averaging ten years of reported earnings allows the CAPE Ratio to account for mean reversion of earnings over long-term earning cycles and thus obtain a more accurate long-term measure of the equity market valuations. For information on the calculation of the CAPE Ratio and the Relative CAPE Indicator for purposes of the Index, please see “—Calculation of the CAPE Ratio, Relative CAPE Indicator and Price Momentum for Each Sector” below.

Composition and Calculation of the Index

The Index analyzes nine indices each month called “Sector Indices”. Each Sector Index is a S&P Select Sector Index that comprises equity securities of all companies included in the S&P 500® that are classified as members of a corresponding “Sector” according to the GICS. Two of the GICS sectors, Information Technology and Telecommunication Services, have been combined to form the Select Sector Technology Index. All nine Sectors are collectively referred to as the “Sector Universe”. Each Sector Index has a price return and total return version that is calculated by Standard & Poor’s Financial Services LLC (the “sector index sponsor” or “S&P”). The price return (PR) version of each Sector Index (each, a “Sector PR Index”) includes in the calculation of the Sector index level only changes due to the movement of the share price of the stocks included in that Sector Index. The total return (TR) version of each Sector Index (each, a “Sector TR Index”) reflects changes in both changes in share prices and returns obtained after immediately reinvesting the dividend income from the underlying shares included in the Sector Index into the Sector PR Index value.

Table 1 below contains a list of the Sectors in the Sector Universe and the corresponding Sector Indices, the Bloomberg ticker of the Sector PR Index corresponding to each Sector (which is used to construct earnings data sets for each Sector as described in “—Data Construction for each Sector” below), and the Bloomberg ticker of the Sector TR Index corresponding to each Sector.

Table 1: The Sectors, Sector Indices and Bloomberg Tickers of the Sector PR Indices and Sector TR Indices

Sector	Sector Index	Bloomberg Ticker of the Sector PR Index	Bloomberg Ticker of the Sector TR Index
Energy Sector	Energy Select Sector Index	IXE <Index>	IXETR <Index>
Materials Sector	Materials Select Sector Index	IXB <Index>	IXBTR <Index>
Industrial Sector	Industrial Select Sector Index	IXI <Index>	IXITR <Index>
Consumer Discretionary Sector	Consumer Discretionary Select Sector Index	IXY <Index>	IXYTR <Index>
Consumer Staples Sector	Consumer Staples Select Sector Index	IXR <Index>	IXRTR <Index>
Health Care Sector	Health Care Select Sector Index	IXV <Index>	IXVTR <Index>
Financial Sector	Financial Select Sector Index	IXM <Index>	IXMTR <Index>
Utilities Sector	Utilities Select Sector Index	IXU <Index>	IXUTR <Index>
Technology Sector	Technology Select Sector Index	IXT <Index>	IXTTR <Index

A description of each Sector Index is included below in “—The Sector Indices”.

The following three sections provide a description of how the Sectors are selected each month for inclusion in the Index and how the level of the Index is calculated. First, the “—Data Construction for each Sector” section describes how the Nominal Total Return Price, Real Total Return Price, Nominal EPS and Real EPS for each of the Sectors in the Sector Universe will be constructed. Second, the “—Calculation of CAPE Ratio, Relative CAPE Indicator and Price Momentum for each Sector” section describes how the CAPE Ratio, Relative CAPE Indicator and Price Momentum from the series constructed in accordance with the section “—Data Construction for each Sector” will be calculated. Finally, the “—Selection and Weight Allocation of the Index Constituents” section describes how the Index Constituents will be selected from the Sector Universe for the Index and how their weights in the Index will be determined.

Data Construction for each Sector

In order to calculate the Relative CAPE Indicator and Price Momentum factor for each Sector, which are used to select the Index Constituents on each Selection Date, it is necessary to construct data sets for each Sector Index regarding the total return price and earnings per share. These calculations are performed based on data for each Sector Index that is recreated for approximately the past 40 years. Total return measures are used to alleviate the concern that the CAPE Ratio could be dependent on corporate dividend payout policy.

The data used in Data Constructions Steps #1 and #3 below will be obtained from Compustat and Bloomberg (each a “Data Source” and together the “Data Sources”). As described below, the index sponsor has used Compustat data from September 28, 1973 to August 30, 2002 to create the data sets for each Sector over this period, as Sector-level data is available from Bloomberg only after August 30, 2002. The index sponsor has taken each company in the S&P 500® during this period and assigned it to the relevant GICS sector to which such company would have corresponded. Each stock has been combined in a market capitalization weighted manner to re-create a sector earnings, sector total and price return series used to calculate the data described below. The index sponsor reserves the right to change the Data Sources (see “—Modifications to the Index—Modifications to the Index and Change of Data Sources” for further information on Data Sources.)

Data Construction Step #1: Nominal Total Return Price

For each Sector in the Sector Universe, the “Nominal Total Return Price” shall be calculated using the combination of the total return price data calculated based on the company-level data retrieved from Compustat for the relevant index business day (the “Compustat TR Price Data”), the total return price data obtained from the field “TOT_RETURN_INDEX_GROSS_DVDS” from Bloomberg tickers listed under column “Bloomberg Ticker of the Sector PR Index” in Table 1, and the official closing value announced by the sector index sponsor of the relevant Sector TR Index prices on the relevant index business day (the “Index Constituent Level”), obtained from Bloomberg tickers listed under column “Bloomberg Ticker of the Sector TR Index” in Table 1, in the following manner:

•

from (and excluding) September 28, 1973 (the “Sector Base Date”) to (and including) August 30, 2002 (the “Sector Index Data Start Date”), the daily price return of the Compustat TR Price Data (PtCompustat) is used;

•

from (and excluding) the Sector Index Data Start Date to (and including) January 28, 2011 (the “Select Sector Index TR Data Start Date”), the daily price return of the Sector Index TR data obtained from the Bloomberg Ticker of the Sector PR Index which is used in conjunction with the Bloomberg field “TOT_RETURN_INDEX_GROSS_DVDS”  is used; and

•	from (and excluding) the Select Sector Index TR Data Start Date, the daily price return of the Index Constituent Level is used.

The Nominal Total Return Price on the Sector Base Date is 100.0000. On each subsequent index business day t, the Nominal Total Return Price is calculated by multiplying the previous index business day’s Nominal Total Return Price:

Data Construction Step #2: Real Total Return Price

For each Sector in the Sector Universe, on the last index business day of each month (the “Selection Date”), the “Real Total Return Price” shall be calculated by multiplying the relevant Nominal Total Return Price by the ratio of the CPI Index (as defined below under “The Consumer Price Index” below) value as of March, 2012 (the “CPI Index Base Value”) (which is equal to 229.098) to the latest available CPI Index value on Selection Date S.

Where:

Real Total Return PriceS is the Real Total Return Price on current Selection Date S;

Nominal Total Return Prices is the Nominal Total Return Price on current Selection Date S;

CPIBase is the CPI Index Base Value, which is equal to 229.098; and

CPIS is the latest available CPI Index value on current Selection Date S.

Data Construction Step #3: Nominal EPS

For each Sector in the Sector Universe, the “Nominal EPS” shall be calculated using the combination of the Compustat derived earnings per share data on the relevant index business day (the “Compustat EPS Data”) and the data retrieved from “TRAIL_12M_EPS_BEF_ XO_ITEM” Bloomberg field for each corresponding Index Constituent, from the Bloomberg tickers listed under column “Bloomberg Ticker of the Sector PR Index” in Table 1 (the “Sector Index EPS Data”) as obtained from the Data Sources, in the following manner:

•	from (and including) the Sector Base Date to (and including) the Sector Index Data Start Date, the Compustat EPS Data (EPStCompustat) and the Compustat TR Price Data (PtCompustat) are used; and

•

from (and excluding) the Sector Index Data Start Date, the Index Constituent EPS Data (EPStSector Index) and the official closing value announced by the sector index sponsor of the relevant Sector PR Index prices on the relevant index business day (the “Sector Index PR Price Data”), obtained from Bloomberg tickers listed under column “Bloomberg Ticker of the Sector PR Index” in table 1 (PRPtSector Index) are used.

On each index business day, the Nominal EPS is calculated as follows:

Data Construction Step #4: Real EPS

For each Sector in the Sector Universe, on Selection Date S the “Real EPS” shall be calculated by multiplying the relevant Nominal EPS by the ratio of the CPI Index Base Value to the latest available CPI Index value on Selection Date S.

Where:

RealEPSS is the Real EPS on current Selection Date S;

Nominal EPSs is the Nominal EPS on current Selection Date S;

CPIBase is the CPI Index Base Value; and

CPIS is the latest available CPI Index value on current Selection Date S.

Calculation of the CAPE Ratio, Relative CAPE Indicator and Price Momentum for Each Sector

Calculation # 1: CAPE Ratio Calculations

On each Selection Date, for each Sector in the Sector Universe, the “CAPE Ratio” is calculated with respect to that Sector by performing the following steps:

Step 1: Determine the 10 annual “Earnings Observation Dates”.

The (n+1)th Earnings Observation Date is the corresponding Selection Date which is n years and 3 months prior to the current Selection Date, if the Selection Date which is n years prior to the current Selection Date is before the Sector Index Data Start Date.

Otherwise, the (n+1)th Earnings Observation Date is the corresponding Selection Date which is n years and 0 months prior to the current Selection Date. The value of n varies between 0 and 9.

Step 2: Determine the “Mean Real EPS” by taking the arithmetic mean of the Real EPS calculated as described above in “Data Construction Step #4: Real EPS” on each of the 10 relevant annual Earnings Observation Dates.

Step 3: The CAPE Ratio is calculated by taking a ratio of (1) the relevant Real Total Return Price (determined as described above in “Data Construction Step #2: Real Total Return Price”) to (2) the Mean Real EPS.

Calculation #2: Relative CAPE Indicator Calculations

On each Selection Date, for each Sector in the Sector Universe, the “Relative CAPE Indicator” is calculated by performing the following steps:

Step 1: Calculate the “Winsorized CAPE Mean” using all available historical CAPE Ratio values (the “Sample”) as calculated on previous monthly Selection Dates up to a maximum of 240 values (corresponding to twenty years of data). The data included in the Sample is “winsorized” by replacing the top 5% and the bottom 5% of the values in the Sample by the values corresponding to the 95th and 5th percentiles respectively. After the Sample has been winsorized, the Winsorized CAPE Mean is then calculated by taking the arithmetic average of the Sample. The purpose behind the “winsorized” process is to attempt to minimize the effect of extreme earnings events and smooth the Winsorized CAPE Mean.

Step 2: The Relative CAPE Indicator is then calculated by taking a ratio of the CAPE Ratio value on the current Selection Date to the corresponding Winsorized CAPE Mean.

Calculation #3: Price Momentum Calculations

On each Selection Date, for each Sector in the Sector Universe, the “Price Momentum” is calculated according to the below formula:

Where:

is the price momentum for i-th Sector on Selection Date S;

is the Nominal Total Return Price of the i-th Sector on Selection Date S; and

is the Nominal Total Return Price of the i-th Sector on Selection Date that is 12 months prior to the Selection Date S.

Selection and Weight Allocation of the Index Constituents

On each Selection Date, four Sectors are selected by performing the steps below, and the Sector TR Indices corresponding to those four Sectors (the “Index Constituents”) are represented in equally weighted notional long positions in the Index for the following month.

Step 1: Rank All Sectors based on their Relative CAPE Indicator

Rank all the Sectors in the Sector Universe from one to nine in ascending order based on their Relative CAPE Indicator values on the Selection Date (such that the Sector with the lowest value is ranked first). The Sectors that are ranked from six to nine are removed.

Step 2: Rank Remaining Sectors based on their Price Momentum

The remaining five Sectors are ranked again from one to five in descending order based on the relevant Price Momentum (such that the Sector with the highest value is ranked first). The Sector that is ranked as number five is removed.

Step 3: Assign Equal Weight to Each Sector

The remaining four Sectors are represented in the Index in equally weighted notional long positions (i.e., a weight of 25% in each selected Index Constituent) by the corresponding Sector TR Index.

Calculation of the Index

This section describes how the value of the Index is calculated, including the value at the initial Index composition, during a Rebalancing Period, and on index business days not included in a Rebalancing Period. The term “Index Level” means, for each index business day, the level of the Index as determined in accordance with this section. The Index is calculated by referring to a notional portfolio where each Index Constituent included in the Index at a particular time is represented by a notional number of units determined as described below. The index value calculations and rebalancing calculations assign weights to the Index Constituents by applying the formulas below to the notional units that make up the Index at any particular time.

Index Initial Composition

For each Index Constituent, the notional number of units of the Index Constituent on September 3, 2002 (the “Index Base Date”) has been calculated according to the following formula:

Where:

I0 is the Index Level on the Index Base Date and is equal to 100.0000;

P0 is the Nominal Total Return Price of the Sector corresponding to the Index Constituent, as of the close of the Index Base Date; and

W0 is the weight of the Index Constituent, which is equal to 25%.

Index Rebalancing

On a monthly basis, the notional number of units for each Index Constituent is calculated on the close of each Rebalancing Date. A “Rebalancing Date” means each index business day included in the Rebalancing Period. The “Rebalancing Period” means a period of four index business days. The first Rebalancing Date for the Index is the first index business day immediately following the Selection Date. The notional number of units for each Index Constituent on any index business day during a Rebalancing Period is determined in according to the following formulae:

Old Index Constituents:

New Index Constituents:

Where:

“Old Index Constituents” means, during a Rebalancing Period, the Index Constituents as selected on the Selection Date immediately preceding the most recent Selection Date, as detailed in “Selection and Weight Allocation of the Index Constituents” above.

“New Index Constituents” means, during a Rebalancing Period, the Index Constituents selected on the most recent Selection Date, as detailed in “Selection and Weight Allocation of the Index Constituents” above.

J denotes the Rebalancing Date and can be equal to 1, 2, 3, 4;

R0 is the index business day immediately preceding the first Rebalancing Date;

RJ is the J-th Rebalancing Date, with J=1, 2, 3, 4;

, and denote the number of units of the j-th Old Index Constituents, to be held on the close of the J-th Rebalancing Date and the number of units of the j-th Old Index Constituents, held on the close of the index business day immediately preceding the J-th Rebalancing Date, respectively;

, and denote the number of units of the i-th New Index Constituent, to be held on the close of the J-th Rebalancing Date and the number of units of the i-th New Index Constituent held on the close of the index business day immediately preceding the J-th Rebalancing Date, respectively;

is the number of Old Index Constituents, which is equal to 4;

m is the number of New Index Constituents, which is equal to 4;

is the Nominal Total Return Price of the Sector corresponding to the Index Constituent the i-th New Index Constituent on the relevant Rebalancing Date RJ, with J=1, 2, 3, 4;

is the Nominal Total Return Price of the Sector corresponding to the Index Constituent of the j-th Old Index Constituent on the relevant Rebalancing Date RJ, with J=1, 2, 3, 4; and

is the weight of the i-th New Index Constituent, which is equal to 25%.

Index Level Calculation

The Index Level applicable in respect of the Index Base Date is 100.0000.

Thereafter, the Index Level with respect to each index business day shall be calculated by the index sponsor as on each index business day in accordance with the following formula:

Where:

It is the Index Level on index business day t;

IR is the Index Level on the immediately preceding Rebalancing Date R, with respect to current index business day t;

RLBt is the return of the Index from and excluding the previous Rebalancing Date (R) and to and including the current index business day (t), calculated as follows:

Where:

is the weighted sum of the Nominal Total Return Prices of the Sectors corresponding to the Index Constituents on index business day t, calculated as follows:

Where:

m is the number of Index Constituents in the Index on index business day t (which includes both the old and new Index Constituents during a Rebalancing Period);

is the number of units of i-th Index Constituent as determined above as of the close of the index business day t;

is the Nominal Total Return Price of the Sector corresponding to the i-th Index Constituent on index business day t;

LBR is the Index Level on immediately preceding Rebalancing Date R, with respect to current index business day t;

The Sector Indices

The Sector Indices highlight the sector characteristics of the S&P 500®. The nine Sector Indices are designed to measure the performance of GICS sectors, the broadest level of industry classification. Two of the GICS sectors, Information Technology and Telecommunication Services, have been combined to form the Select Sector Technology Index. GICS provides a consistent set of global sector and industry definitions that enable market participants to identify and analyze companies from a common global perspective by breaking down the market into four levels of granularity: 10 sectors, 24 industry groups, 68 industries, and 154 sub-industries. Companies are classified primarily based on revenues, though earnings and market perception are also considered in classification analysis. The nine Sector Indices in the Sector Universe cover the following Sectors: Energy, Materials, Industrials, Consumer Discretionary, Consumer Staples, Health Care, Financials, Utilities, and Information Technology and Telecommunications. Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as the index compilation agent, determines the composition of the Sector Indices after consultation with the sector index sponsor.

Each Sector Index has a total return and price return version. The price return version of each index includes in the calculation of the index level only changes due to the movement of the share price of the stocks included in that Sector Index. The total return version reflects changes in both share prices and returns obtained after immediately reinvesting the dividend income from the underlying shares included in the Sector Index into the price return version of the that Sector Index value.

Each Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Sector Index (the “Component Stocks”) is a constituent company of the S&P 500®.

•	The nine Sector Indices together will include all of the companies represented in the S&P 500® and each of the stocks in the S&P 500® will be allocated to one and only one of the Sector Indices.

•

The index compilation agent assigns each constituent stock of the S&P 500® to a Sector Index. The index compilation agent, after consultation with the sector index sponsor, assigns a company’s stock to a particular Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Sector Index.

•

Each Sector Index is calculated by the sector index sponsor using a modified “market capitalization” methodology. This design normally weights each of the component stocks within a Sector Index in a proportion consistent with its percentage with respect to the total market capitalization of that Sector Index. However, under certain conditions, the number of shares of a component stock within the Sector Index may be adjusted to conform to Internal Revenue Code requirements. In addition, the index weightings will be modified, if necessary, to ensure that (a) no stock exceeds 25% of the total market capitalization weight, and (b) the sum of the securities with weights greater than 5% will not exceed 50% of the index weight.

Each Sector Index is calculated using the same methodology utilized by the sector index sponsor in calculating the S&P 500®, using a base-weighted aggregate methodology. The daily calculation of each Sector Index is computed by dividing the total market value of the companies in the Sector Index by a number called the index divisor.

The index compilation agent at any time may determine that a Component Stock which has been assigned to one Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Sector Index and assigned to a different Sector Index. In the event that the index compilation agent notifies the sector index sponsor that a Component Stock’s Sector Index assignment should be changed, the sector index sponsor will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® will be deleted from and added to the appropriate Sector Index on the same schedule used by the sector index sponsor for additions and deletions from the S&P 500® insofar as practicable. Additional information on the S&P 500® and the Sector Indices is available on the following website: www.spindices.com Information contained on this website is not incorporated by reference in this pricing supplement and should not be considered a part hereof.

The S&P 500® is described below, followed by paragraph for each Sector Index.

S&P 500®

All information regarding the S&P 500® set below reflects the policies of, and is subject to change by, S&P. The S&P 500® is calculated, maintained and published by S&P. The S&P 500® is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The S&P 500® is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500®, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the S&P 500®

S&P chooses companies for inclusion in the S&P 500® with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3.5 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The nine main groups of companies that comprise the S&P 500® include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Technology (which includes Information Technology and Telecommunication Services), Materials and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® to achieve the objectives stated above.

Computation of the S&P 500®

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P 500®. With a float-adjusted index, the share counts used in calculating the S&P 500® will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500® is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500®’s calculation. In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares held in a trust to allow investors in countries outside the country of domicile (such as ADRs and Canadian exchangeable shares), shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December. Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the S&P 500® is the quotient of (1) the total float-adjusted market capitalization of the S&P 500®’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500® since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® and do not require adjustments to the index divisor.

S&P Energy Select Sector Index

The S&P 500 Energy Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the energy sector. The Index includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.

S&P Materials Select Sector Index

The S&P 500 Materials Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the materials sector. The materials sector encompasses a wide range of commodity-related manufacturing industries. Included in this sector are companies that manufacture chemicals, construction materials, glass, paper, forest products and related packaging products, and metals, minerals and mining companies, including producers of steel.

S&P Industrials Select Sector Index

The S&P 500 Industrials Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the industrials sector. The industrials sector includes companies whose businesses are dominated by one of the following activities: the manufacture and distribution of capital goods, including aerospace & defense, construction, engineering & building products, electrical equipment and industrial machinery. The industrials sector also includes companies that provide (i) commercial services and supplies, including printing, environmental, office and security services, (ii) professional services, including employment and research & consulting services or (iii) transportation services, including airlines, couriers, marine, road & rail and transportation infrastructure.

S&P Consumer Discretionary Select Sector Index

The S&P 500 Consumer Discretionary Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the consumer discretionary sector. The consumer discretionary sector encompasses those industries that tend to be the most sensitive to economic cycles. The manufacturing segment of the sector includes automotive, household durable goods, textiles & apparel and leisure equipment. The services segment of the sector includes hotels, restaurants and other leisure facilities, education and specialized consumer services, media production and services, and consumer retailing and related services.

S&P Consumer Staples Select Sector Index

The S&P 500 Consumer Staples Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the consumer staples sector. The consumer staples sector includes manufacturers and distributors of food, beverages and tobacco and producers of non-durable household goods and personal products. It also includes food & drug retailing companies as well as hypermarkets and consumer super centers.

S&P Health Care Select Sector Index

The S&P 500 Health Care Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the health care sector. The health care sector encompasses two main industry groups. The first includes companies who manufacture health care equipment and supplies or provide health care related services, including distributors of health care products, providers of basic health-care services, and owners and operators of health care facilities and organizations. The first group also includes companies operating in the health care technology industry. The second group includes companies primarily involved in the research, development, production and marketing of pharmaceuticals, biotechnology and life sciences products.

S&P Financial Select Sector Index

The S&P 500 Financial Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the financial sector. The financial sector includes companies involved in activities such as banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance, and financial investment, and real estate, including REITs.

S&P Technology Select Sector Index

The S&P 500 Technology Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the information technology and telecommunications sectors. The information technology sector covers the following general areas: (i) technology software & services, including companies that primarily develop software in various fields such as the Internet, applications, systems, databases management and/or home entertainment, and companies that provide information technology consulting and services, as well as data processing and outsourced services, (ii) technology hardware & equipment, including manufacturers and distributors of communications equipment, computers & peripherals, electronic equipment and related instruments and (iii) semiconductors and semiconductor equipment manufacturers. The telecommunications services sector includes companies that provide communications services primarily through a fixed-line, cellular, wireless, high bandwidth and/or fiber optic cable network.

S&P Utilities Select Sector Index

The S&P 500 Utilities Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the utilities sector. The utilities sector includes (i) those companies considered electric, gas or water utilities and (ii) companies that operate as independent producers and/or distributors of power.

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P 500® and the Sector Indices in connection with certain securities, including the notes and warrants. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

The Shiller Barclays CAPETM US Core Sector Index (the “Index”) which is based on the Sector Indices is not sponsored or endorsed by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”), but is published with their consent. The ETNs based on the Index are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices or any of their respective affiliates. S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. The only relationship of S&P Dow Jones Indices’ or any of their subsidiaries or affiliates to Barclays Bank PLC is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® and the Sector Indices are determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the ETNs. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the ETNs into consideration in determining, composing or calculating the S&P 500® or the Sector Indices. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the Index, the S&P 500® or the Sector Indices will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index, the S&P 500® or the Sector Indices is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® and the Sector Indices. It is possible that this trading activity will affect the value of the Index, the S&P 500® or the Sector Indices and the ETNs.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® AND THE SECTOR INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® AND THE SECTOR INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Standard & Poor’s®, S&P 500®, S&P® and S&P 500® Total Return are registered trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC.

The Consumer Price Index

The “Consumer Price Index” or “CPI Index” means the seasonally adjusted US CPI Urban Consumers SA, published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “Bureau of Labor Statistics”) and reported on Bloomberg ticker “CPI INDX <Index>” or any successor service (“Bloomberg CPI”). The Bureau of Labor Statistics makes the majority of its consumer price index data and press releases publicly available immediately at the time of release. This material may be accessed electronically by means of the Bureau of Labor Statistics’ home page on the Internet at http://www.bls.gov. The Consumer Price Index for a particular month is published during the following month. The Consumer Price Index is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds and life insurance are not included. The Consumer Price Index includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the Consumer Price Index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the Bureau of Labor Statistics to take into account changes in consumer expenditure patterns.

The Consumer Price Index is seasonally adjusted. Seasonal adjustment of the Consumer Price Index removes the estimated effect of changes that normally occur at the same time and in about the same magnitude every year, such as price movements resulting from changing climactic conditions, production cycles, model changeovers, holidays and sales. The Bureau of Labor Statistics may revise annually the seasonal adjustments it makes to the Consumer Price Index. On each Selection Date, if the Bureau of Labor Statistics has revised the Consumer Price Index, only the past two years of data will be refreshed to account for the latest selection. However, on each Selection Date, the entire data may be refreshed to account for a revision of the Consumer Price Index if the revision was made to correct a gross manifest error by the Bureau of Labor Statistics in calculating the Consumer Price Index.

The Consumer Price Index is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The time base reference period is the 1982-1984 average. Because the Consumer Price Index for the period from 1982–1984 is 100, an increase in the price of the fixed market basket of goods and services of 16.5% from that period would be shown as 116.5. If the Bureau of Labor Statistics rebases the Consumer Price Index when notes linked to the Index are outstanding, the index sponsor will continue to calculate inflation using 1982-1984 as the base reference period for so long as the current Consumer Price Index continues to be published. Any conversion by the Bureau of Labor Statistics to a new reference base will not affect the measurement of the percent changes in a given index series from one time period to another, except for rounding differences. Rebasing might affect the published “headline” number often quoted in the financial press, but the inflation calculation for notes linked to the Index should not be adversely affected by any rebasing because the Consumer Price Index based on 1982-1984 will be calculated using the percentage changes of the rebased Consumer Price Index.

The Bureau of Labor Statistics has made technical and methodological changes to the Consumer Price Index, and is likely to continue to do so. Examples of recent methodological changes include:

•	the use of regression models to adjust for improvements in the quality of various goods (televisions, personal computers, etc.);

•	the introduction of geometric averages to account for consumer substitution within the consumer price index categories; and

•	changing the housing/shelter formula to increase rental equivalence estimation.

Similar changes in the future could affect the level of the Consumer Price Index and alter the Index calculation.

Index Development and License Agreement

RSBB-I, LLC, a Connecticut limited liability company, whose registered office is 201 Everit

Street, New Haven, Connecticut 06511 (“RSBB”) is an entity controlled by Dr. Robert Shiller. RSBB-I, LLC has entered into an Index Development and License Agreement with Barclays Bank PLC (the “License Agreement”).

Under the License Agreement, RSSB has agreed to license certain intellectual property and to work with Barclays to jointly create the Index, and to provide certain marketing services to Barclays with respect to the Index. Barclays has agreed to calculate and publish the Index and to pay various fees in respect of the financial products linked to the Index.

Modifications to the Index

Modifications to the Index and Change of Data Sources

The index sponsor does not presently intend to modify the methodology used to compose or calculate the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the Index composition or methodology to better permit the realization of the objective of the Index. The index sponsor also reserves the right to change Data Sources in its sole discretion acting in a commercially reasonable manner. The index sponsor will as soon as practicable publish any material modifications (including any changes in Data Sources) that it makes on the Index page at www.barcap.com/indices or such successor website as notified.

The index sponsor does not take any responsibility for the accuracy of the Data Sources from such sources. In the event of data inaccuracy or error made by such Data Sources (as determined by the index sponsor in its sole and absolute discretion), the index sponsor reserves the right to make adjustments to the data provided by the Data Sources in a commercially reasonable manner.

Index Market Disruption Events

If, on any index business day, an “Index Market Disruption Event” (as defined below) occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•	defer or suspend publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no Index Market Disruption Event is continuing;

•

if such index business day is a Selection Date or Rebalancing Date, to postpone such date to the next index business day on which it determines, in its sole discretion, that such Index Market Disruption Event is not continuing;

•	if such index business day is a Selection Date or Rebalancing Date, discard the affected Sector from the selection process; and/or

•	discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level.

Any equity security included in an Index Constituent is herein referred to as an “index component security”.

Any of the following will be an “Index Market Disruption Event” with respect to an Index Constituent:

•

a suspension, absence or limitation of trading in index component securities constituting 20% or more, by weight, of that Index Constituent in their respective primary markets, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•

a suspension, absence or limitation of trading in futures or options contracts relating to that Index Constituent on their respective markets or in futures or options contracts relating to any index component securities constituting 20% or more, by weight, of that Index Constituent in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•

any event that disrupts or impairs, as determined by the index sponsor, the ability of market participants in general to (1) effect transactions in, or obtain market values for, index component securities constituting 20% or more, by weight, of that Index Constituent in their respective primary markets, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to that Index Constituent or futures or options contracts relating to any index component securities constituting 20% or more, by weight, of that Index Constituent in the respective primary markets for those contracts, in either case for more than two hours of trading or at any time during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•

the closure on any day of the primary market for futures or options contracts relating to that Index Constituent or index component securities constituting 20% or more, by weight, of that Index Constituent on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•

any scheduled trading day on which (1) the primary markets for index component securities constituting 20% or more, by weight, of that Index Constituent or (2) the exchanges or quotation systems, if any, on which futures or options contracts on that Index Constituent are traded, fails to open for trading during its regular trading session;

•	the declaration of a general moratorium in respect of banking activities in London or New York; or

•

the occurrence of an event that makes it impossible or not reasonably practicable on any index business day for the index sponsor to obtain any Sector Index Level, or any other price for the purposes of calculating the level of the Index in a manner acceptable to the index sponsor;

and, in any of these events, the index sponsor determines that the event was material.

For the purpose of this pricing supplement, “scheduled trading day” means any day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the index component securities are traded, in each case as determined by the index sponsor in its sole discretion.

The following events will not be index market disruption events:

•	a limitation on the hours or number of days of trading in the relevant market only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in an index component security in its primary market, or in futures or options contracts relating to an Index Constituent or any index component security, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to the index component security or those contracts, as applicable, or

•	a disparity in bid and ask quotes relating to the index component security or those contracts, as applicable,

will constitute a suspension or material limitation of trading in such index component security in its primary market or in futures or options contracts relating to an Index Constituent or any index component security in the primary market for those contracts.

For the purpose of determining whether an index market disruption event with respect to the Index Constituent exists at any time, if trading in an index component security is materially suspended or limited at that time, then the relevant percentage contribution of that index component security to the level of such Index Constituent shall be based on a comparison of (x) the portion of the level of such index component security attributable to that Index Constituent relative to (y) the overall level of such Index Constituent, in each case immediately before that suspension or limitation.

Index Adjustment Events

If, on any index business day, an “Index Adjustment Event” (as defined below) occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments as the index sponsor considers necessary in order to maintain the objectives of the Index in relation to (a) the methodology used to calculate the Index, or (b) the Index level;

•

select, in its sole discretion, a successor index to replace a Sector Index affected by the Index Adjustment Event, which uses, in the determination of the index sponsor at its discretion, the same or substantially the same formula and method of calculation as used in the calculation of the affected Sector Index;

•	defer or suspend publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no Index Adjustment Event is continuing;

•

if such index business day is a Selection Date or Rebalancing Date, to postpone such date to the next index business day on which it determines, in its sole discretion, that such Index Adjustment Event is not continuing; and/or

•	discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level.

Any of the following will be an “Index Adjustment Event”:

•	the index sponsor determines, at any time, that an Index Force Majeure Event occurs or is continuing;

•

the index sponsor determines, at any time, that (a) there has been (or there is pending) a change in taxation generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) there has been (or there is pending) a change in taxation affecting market participants in the United Kingdom or the United States generally who hold positions in any of the index component securities (including, but not limited to, any tax generally imposed on market participants in the United Kingdom or the United States generally who hold positions in any of the index component securities); or

•

a change shall have been made to any of the Index Constituents or there shall have occurred any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labour disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index, any of the Index Constituents or the methodology on which the Index is based or the index sponsor’s ability to calculate and publish the Index.

Index Sponsor Determinations

All determinations with respect to the Index made by the index sponsor will be made in its sole discretion and in a commercially reasonable manner by reference to such factors as the index sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error. The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Change in Index Methodology; Adjustments; Termination of the Index

While the index sponsor currently employs the methodology described above to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the objectives of the methodology described above. The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level. The index sponsor expects to publish any such changes or modifications on http://ecommerce.barclays.com/indices (or any successor thereto). Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof.

The index sponsor also may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the Index.

TRADEMARKS

Shiller Barclays CAPETM US Core Sector Index is a trademark of Barclays Bank PLC.

“CAPETM” is a trademark of RSBB-I, LLC (“RSBB”) and has been licensed for certain purposes by Barclays Bank PLC.

DISCLAIMER

The Shiller Barclays CAPETM US Core Sector Index has been developed in part by RSBB-I, LLC, the research principal of which is Robert J. Shiller. RSBB-I, LLC is not an investment advisor, and does not guarantee the accuracy or completeness of the Shiller Barclays CAPETM US Core Sector Index, or any data or methodology either included therein or upon which it is based. RSBB-I, LLC shall have no liability for any errors, omissions, or interruptions therein, and makes no warranties, express or implied, as to performance or results experienced by any party from the use of any information included therein or upon which it is based, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect thereto, and shall not be liable for any claims or losses of any nature in connection with the use of such information, including but not limited to, lost profits or punitive or consequential damages, even if RSBB-I, LLC is advised of the possibility of same.

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the levels of the Index (or failure to publish such value) and any use to which any person may put the Index or the levels of the Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Historical and Hypothetical Historical Performance of the Index

The Index was launched on October 5, 2012 and the Index Base Date is September 3, 2002. All data relating to the period prior to the launch date of the Index is a hypothetical historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Index would have performed from September 3, 2002 to October 5, 2012 based on the composition and calculation methodology described above; and

(ii)	on an actual basis, how the Index performed from October 5, 2012 onwards.

Date	Index Level
September 3, 2002	100.00
December 31, 2002	99.39
December 31, 2003	124.59
December 31, 2004	147.73
December 30, 2005	166.26
December 29, 2006	189.11
December 31, 2007	214.93
December 31, 2008	160.70
December 31, 2009	197.29
December 31, 2010	228.44
December 30, 2011	249.18
October 9, 2012	292.32

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Shiller Barclays CAPETM US Core Sector Index Historical & Hypothetical Historical Performance

September 3, 2002 – October 9, 2012

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the stock markets on which the equity securities included in the Sector Indices are listed or traded, the equity securities included in the Sector Indices, and prevailing market prices of options on the Index, any of the Sector Indices or any of the equity securities included in the Sector Indices or any other financial instruments related to the Index, any of the Sector Indices or any of the equity securities included in the Sector Indices; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the stock markets on which the equity securities included in the Sector Indices are listed or traded, the equity securities included in Sector Indices, and the Index or Sector Indices; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the ETNs will be calculated by NYSE Euronext (“NYSE”) and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol CAPE.IV.

In connection with your ETNs, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Closing Indicative Value on the immediately preceding calendar day × Current Index Factor where:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement.

Current Index Factor = The most recent published level of the Index as reported by the index sponsor / the closing level of the Index on the immediately preceding index business day.

NYSE and Bloomberg L.P. are not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The indicative value will be derived from sources deemed reliable, but NYSE or Bloomberg L.P. and their respective suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the ETNs. Neither NYSE nor Bloomberg L.P. makes any warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the indicative value or any data included therein. Neither NYSE nor Bloomberg L.P. makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Each of NYSE and Bloomberg L.P., and their respective employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE or Bloomberg L.P., their respective employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither NYSE nor Bloomberg L.P. shall be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither NYSE nor Bloomberg L.P. is responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your ETNs. The actual trading price of the ETNs may be different from their indicative value.

As discussed in “Specific Terms of the ETNs—Payment Upon Early Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date. You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs of any series at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant ETNs and press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

Holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date. For example, of the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to  3/4ths of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on October 10, 2012, which we refer to as the “inception date”. The ETNs are expected to be first issued on October 15, 2012, and will be due on October 12, 2022.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.00.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the closing indicative value on the applicable final valuation date.

The “closing indicative value” for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $50.00. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

The “daily index factor” on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” on the initial valuation date is equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year.

An “index business day” is a day which is a New York Stock Exchange trading day and a NASDAQ Exchange trading day.

Valuation Date and Trading Day

A “valuation date” is each business day from October 10, 2012 to October 4, 2022 inclusive (or, if such date is not a trading day, the next succeeding trading day), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of the Index. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days. We refer to October 10, 2012 as the “initial valuation date” and October 4, 2022 as the “final valuation date”.

A “trading day” is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the markets on which the equity securities underlying the Index Constituents are traded, in each case as determined by the calculation agent in its sole discretion.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date, provided, however, that the final valuation date will in no event be postponed by more than five trading days.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Payment Upon Holder Redemption and Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs, you will receive a cash payment for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

A “redemption date” means:

•

in the case of holder redemption, the third business day following a valuation date (other than the final valuation date). The final redemption date of the ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date; and

•

in the case of issuer redemption, the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth trading day prior to the redemption date (subject to postponement in the event of a market disruption event as described above in this pricing supplement), and the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of the ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index, and Barclays Bank PLC or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, trading days, the closing indicative value, the daily index factor, the default amount, the level of the Index on the inception date, any valuation date, the investor fee, the maturity date, redemption dates, valuation dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate. Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

The Depository Trust Company (“DTC”) participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the equity securities underlying the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Index Constituents and the equity securities underlying the Index Constituents. In addition, from time to time after we issue a series of ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other derivative financial instruments linked to the Index, the Index Constituents or any equity securities included in the Index Constituents;

•	acquire or dispose of long or short positions in equity securities included in the Index Constituents; or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities included in the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Index Constituents and the equity securities included in the Index Constituents.

The hedging activity discussed above may have a negative effect on the market value of the ETNs from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and is the opinion of Sullivan & Cromwell LLP, our counsel. Except for the discussion under the heading “—Non-U.S. Holders” below, it applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except for the discussion under the heading “-Non-U.S. Holders” below, this section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the ETNs should be treated as a pre-paid derivative contract with respect to the Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that the ETNs should be treated in a manner that differs from that described above. For example, the Internal Revenue Service might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent debt instruments. If the ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the Index. In such case, you could be required to recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index, and could be required to recognize capital gain or loss, at least a portion of which could be short-term capital gain or loss, in respect of a portion of your ETNs each time the Index rebalances.

Even if you are not treated as owning the underlying components of the Index, it is possible that you would be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances and (ii) recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index.

It is also possible that the ETNs could be treated as notional principal contracts. If the ETNs were treated as notional principal contracts, you could be required to accrue income over the term of your ETNs, and any gain you recognize upon the maturity of the ETNs would generally be treated as ordinary income.

The Internal Revenue Service could also assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss or that you should otherwise be required to accrue interest over the term of your ETNs. In addition, it is possible that you could be required to recognize gain or loss at any time when the Index or any Index component is modified, adjusted, discontinued or replaced with a successor index (or successor Index component).

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, there are facts under which you could be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption of your ETNs at a time that is more than one year after the beginning of your holding period.

Moreover, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the investor fee.

Furthermore, in 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, we intend to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Non-U.S. Holders

As discussed above, we intend to treat the ETNs as a pre-paid derivative contract with respect to the Index. If this treatment is respected, non-U.S. holders (as defined in the prospectus supplement) of the ETNs should generally not be subject to U.S. federal income or withholding tax on account of their interests in the ETNs unless (i) income, gain or loss from the ETNs is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States or (ii) the non-U.S. holder is an individual who is present in the United States for more than 183 days during the taxable year when gain is realized with respect to the ETNs, and certain other conditions exist.

However, the U.S. federal income tax treatment of the ETNs is uncertain, and alternative treatments of the ETNs are possible. Under certain alternative U.S. federal income tax characterizations of the ETNs, amounts paid with respect to the ETNs (and particularly any value received that relates to dividends paid by the equity securities underlying the Index Constituents) may be subject to U.S. federal income tax withholding at a rate of 30%, or potentially a lower rate that is available by reason of any applicable income tax treaty. It is also possible that the U.S. Internal Revenue Service and the U.S. Treasury Department could issue guidance that could cause payments made on the ETNs to be subject to U.S. federal income tax withholding. In particular, the U.S. Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of the ETNs as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). Non-U.S. holders could also be required to make certain certifications with respect to the ETNs in order to avoid or minimize such withholding obligations, and could be subject to withholding (subject to a potential right to claim a refund from the U.S. Internal Revenue Service) if such certifications were not received or were not satisfactory. If you are non-U.S. holder (as defined in the prospectus supplement), you should consult your tax advisor about these risks and other potential U.S. federal income tax risks associated with owning the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barclays.com

Subject: Barclays ETN+ Shiller CAPETM Exchange Traded Notes, Notice of Redemption, CUSIP No. 06742A669

[BODY OF EMAIL]

Name of holder: [                    ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $1,000,000 Global Medium-Term Notes, Series A, Barclays ETN+ Shiller CAPETM Exchange Traded Notes (the “ETNs”) due October 12, 2022, CUSIP No. 06742A669, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

$1,000,000

BARCLAYS BANK PLC

Barclays ETN+ Shiller CAPETM Exchange Traded Notes

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

October 10, 2012

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)